Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-68590, 333-90029, 333-70455, and 333-31190 of Concur Technologies, Inc., of our report dated January 25, 2002 (July 31, 2002, as to Note 16) on the financial statements of Captura Software, Inc. and subsidiaries, appearing in this Current Report on Form 8-K/A of Concur Technologies, Inc.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington
October 11, 2002